Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

XOMA Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0075 par value per share	Other(2)	725,000	$23.75(3)	$17,218,750.00	$0.00011020	$1,897.51

Total Offering Amounts					$17,218,750.00		$1,897.51

Total Fees Previously Paid							$—

Total Fee Offsets							$—

Net Fee Due							$1,897.51

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.

(2)

Represents shares of the Registrant’s Common Stock reserved for issuance upon the exercise of stock options granted outside the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Plan”), but pursuant to the terms of the Plan as if such stock options were granted under the Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $23.75 per share of common stock, the weighted average exercise price of the common stock subject to the options being registered hereunder.